                                                    Exhibit 5

May 19, 2023

State Street Corporation
One Congress Street
Boston, Massachusetts 02114

Re: Amended and Restated 2017 Stock Incentive Plan
Ladies and Gentlemen:
In connection with the proposed registration by State Street Corporation, a Massachusetts corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), of 14,000,000 shares of its common stock, $1.00 par value per share (the “Shares”) issuable under the Company’s Amended and Restated 2017 Stock Incentive Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) relating to the Shares (the “Registration Statement”), and have reviewed such matters of law, as I have deemed necessary for this opinion. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Based on the foregoing, I advise you that in my opinion the Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ David C. Phelan
Name:	David C. Phelan
Title:	Executive Vice President, General Counsel and Secretary